UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2008

VISANT HOLDING CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	333-112055	90-0207875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Main Street
Armonk, New York 10504	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 595-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2008, Jostens, Inc. (“Jostens”), a subsidiary of Visant Holding Corp.’s subsidiary, Visant Corporation (“Visant”), announced that Michael L. Bailey retired as President and Chief Executive Officer of Jostens effective on January 7, 2008. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

In connection with Mr. Bailey’s retirement, we entered into a letter agreement (the “Letter Agreement”). Such agreement contains the following provisions:

•

For the period commencing January 7, 2008 and ending on June 30, 2009, Mr. Bailey will be employed by Visant as a non-executive, part-time employee, providing such services from time to time reasonably requested by Visant, subject to the earlier termination of such employment by Mr. Bailey or by Visant;

•

Under the Letter Agreement, “cause” includes the following: Mr. Bailey’s willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered by Visant; the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to Visant or Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking Partners III, L.P. and their affiliates; the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or a material breach by Mr. Bailey of any agreement, including engaging in any action in breach of restrictive covenants, which continues beyond ten days after a written demand to cure the breach is delivered by Visant (to the extent that, in Visant’s Board of Directors’ reasonable judgment, the breach can be cured);

•

In consideration of a general release and waiver of claims against Jostens and its affiliates and his obligations under the Letter Agreement, Mr. Bailey will receive payments in the aggregate amount of $600,000.00 payable as follows: $500,000 will be paid in equal bi-monthly installments during calendar year 2008 and $100,000 will be paid in equal bi-monthly installments between January 1, 2009 and June 30, 2009 provided that any unpaid payments will be forfeited if Mr. Bailey’s part-time employment is terminated for cause by Visant or for any reason by Mr. Bailey (other than due to his permanent disability (as defined) or death);

•

Mr. Bailey will be eligible to participate in the group medical, dental and vision plans provided to Visant’s other employees, at his sole cost and expense, until June 30, 2009 or the earlier termination of his part-time employment by Mr. Bailey for any reason or by Visant for cause;

•

Mr. Bailey will not earn or accrue any additional benefits under his executive supplemental retirement agreement after his termination of employment with Jostens; benefits thereunder will be payable in accordance with the terms of such agreement;

•

All unvested stock options held by Mr. Bailey as of January 7, 2008 will expire and be cancelled without payment. All options to purchase Visant Holding Corp. Class A Common Stock vested as of the date of his retirement will remain exercisable through December 31, 2008 so long as Mr. Bailey continues to be employed as a part-time employee until such date (or if such employment is terminated by Visant without cause or due to Mr. Bailey’s resignation, death or permanent disability, prior to such date). In exchange for the cancellation, on January 1, 2009, Visant Holding Corp. will pay to Mr. Bailey an amount equal to the product of (1) the excess of the fair market value of one share of Class A Common Stock on December 31, 2008 over the per share exercise price of such cancelled options and (2) the number of shares of Class A Common Stock underlying such options. The payment will be made on or about April 1, 2009, so long as Mr. Bailey remains employed with Visant through such date. Additionally, on or about April 1, 2009, Visant Holding Corp. will purchase all shares of Class A Common Stock held by Mr. Bailey at a per share purchase price equal to the fair market value of the Class A Common Stock as of December 31, 2008;

•

For purposes of the restrictive covenants regarding confidential information and non-competition under the previously executed management stockholder’s agreement, Mr. Bailey’s employment will not be deemed to have been terminated until January 11, 2011, at which time the two-year post-employment period during which the non-competition covenants shall begin to run; and

•

The payments and benefits set forth in the Letter Agreement shall be offset or reduced, as applicable, by any compensation or benefits Mr. Bailey may receive from other sources. Mr. Bailey will not be able to participate in any bonus, incentive compensation program, retirement, severance, perquisite, fringe benefit or other employee benefit plan or program, except as provided in the Letter Agreement.

Item 8.01 Other Events.

Effective upon Mr. Bailey’s retirement, the role of President and Chief Executive Officer of Jostens will be filled effective immediately by Timothy Larson. Mr. Larson has been with Jostens since July 1996, most recently serving as its Senior Vice President and General Manager, Memory Book. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated January 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISANT HOLDING CORP.

Date: January 7, 2008	/s/ PAUL B. CAROUSSO
Paul B. Carousso
Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated January 7, 2008